EXHIBIT 10.01

EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 20, 2006 between IRA BAHR, an individual with a residence at 1119 S. Gilpin St. Denver, Colorado (the “Executive”), and NEW FRONTIER MEDIA, INC. (“New Frontier”), a Colorado corporation with a principal office at 7007 Winchester Circle, Suite 200, Boulder, Colorado, recites and provides as follows:

      WHEREAS, New Frontier desires to retain the services of Executive, and Executive desires to be employed by New Frontier, all on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, New Frontier and Executive agree as follows:

      1. EMPLOYMENT PERIOD. New Frontier hereby agrees to employ Executive, and Executive hereby agrees to accept employment by New Frontier, in accordance with the terms and provisions of this Agreement, for the period commencing on January 20, 2006 (“the Effective Date”) and ending at midnight on July 31, 2008 (the “Employment Period”).

      2. TERMS OF EMPLOYMENT.

            A. POSITION AND DUTIES.

                    (i) During the Employment Period, Executive shall perform such duties, and have such title, as New Frontier Media, Inc., through its Board of Directors or the Board’s designee (collectively “the Board”), in its sole discretion, shall determine. The Board has determined that, at the outset of the Employment Period, Executive shall serve as Vice President of Marketing and Corporate Strategy of New Frontier reporting to the President of New Frontier, with duties commensurate with that position.

                    (ii) During the Employment Period, Executive agrees to devote his full-time attention to the business and affairs of New Frontier. Executive’s employment under this Agreement shall be Executive’s exclusive employment during the term of this Agreement.

            B. COMPENSATION.

                    (i) Base Salary. During the Employment Period, Executive shall receive a base salary (“Base Salary”), which shall be paid in equal installments on a biweekly basis, at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum. During the Employment Period, the Base Salary shall be reviewed at least annually. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Base Salary as used in this Agreement shall mean the Base Salary as so increased.

                    (ii) Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all employment-related expenses incurred by Executive in accordance with the policies, practices and procedures of New Frontier as in effect generally from time to time after the Effective Date with respect to executives of New Frontier.

                    (iii) Vacation and Sick Leave. Executive acknowledges that Company has no policy concerning vacation time or sick leave applicable to its executive level employees and, by executing this Agreement, Executive acknowledges and agrees that he shall not accrue any such vacation or sick leave benefits during the Employment Period. Executive is authorized to take paid time off provided he meets his professional and productivity obligations to the Company as determined by the President. Executive is to coordinate time off with the President.

                    (iv) Stock Options. Executive shall be entitled to receive a Non-Qualified Stock Option grant to buy 125,000 shares of New Frontier common stock, priced at 110% of the closing price on the Effective Date and under all other terms and conditions of the New Frontier’s Stock Option Plan in effect at the time of the grant.

                    (v) Car Allowance. During the Employment Period, the Executive shall be entitled to a $500 a month car allowance, in accordance with New Frontier’s car allowance policy, in lieu of expenses associated with the operation of his automobile.

                    (vi) Relocation Assistance and Signing Incentive. Executive shall be paid $25,000 for expenses related to the relocation of Executive’s residence in south Denver to a residence within a reasonable distance of New Frontier’s corporate offices and as a signing incentive. This amount shall be payable to Executive upon his relocation.

                    (vii) Discretionary Bonus. In addition to Executive’s Base Salary, the Compensation Committee of the Board of Directors of New Frontier (the “New Frontier Board”) may, in its sole discretion, award cash bonuses annually to Executive, if at all, in an aggregate amount of up to one hundred percent (100%) of Executive’s Base Salary, less standard deductions and withholdings.

                    (viii) Other Benefits. During the Employment Period, Executive shall be entitled to such health insurance and other benefits, as are provided generally to other executives at New Frontier, in accordance with the policies, programs and practices of New Frontier which are in effect from time to time after the Effective Date.

      3. EARLY TERMINATION OF EMPLOYMENT.

            A. DEATH OR DISABILITY. Executive’s employment shall terminate automatically upon the death of Executive. Executive’s employment may be terminated upon the reasonable and good faith determination of the Board that Executive is disabled. For purposes of this Agreement, Executive shall be deemed “disabled” if he is unable, as a result of incapacity due to mental or physical condition or illness, to perform the material functions of his job, even with reasonable accommodation, for a total of 90 days out of any 6 month period.

            B. CAUSE. New Frontier may terminate Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean and be limited to (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a crime, or the guilty or nolo contendere plea of Executive to such a crime; (ii) fraudulent conduct or an act of dishonesty or breach of trust on the part of Executive in connection with New Frontier’s business or the business of any of its subsidiaries; (iii) material violation of any New Frontier policy instituted to protect New Frontier or its employees; (iv) material failure, neglect, or refusal by Executive properly to discharge, perform or observe any or all of Executive’s job duties, provided Executive has been given written notice of such failure, neglect or refusal, and has not cured such within 10 days thereafter; (v) material breach of any of the representations, warranties or covenants set forth in this Agreement.

            C. WITHOUT CAUSE. New Frontier may terminate Executive’s employment during the Employment Period without cause.

      In the event that New Frontier (i) terminates Executive’s employment without cause, (ii) materially diminishes Executive’s position or responsibilities, (iii) or otherwise materially breaches this Agreement, or in the event that there is a change in control as defined in Section 5 herein, New Frontier shall honor its payment obligations to Executive, Executive shall not be required to provide further services to New Frontier under this Agreement, and Executive shall be free to seek employment elsewhere without regard to whether any prospective employer is a competitor of New Frontier. However, in the event that Executive becomes employed elsewhere during the term of this Agreement, his compensation from such other employment shall be applied toward the mitigation of New Frontier’s payment obligations hereunder.

            D. NOTICE OF TERMINATION. Any termination (whether based on disability, with cause or without cause) shall be communicated by a written Notice of Termination to the other party, and may be sent via first class mail, facsimile transmission, email or personal delivery.

            E. DATE OF TERMINATION. “Date of Termination” shall mean: (i) the date of transmission of the Notice of Termination by facsimile, email or personal delivery, or (ii) three calendar days after the date of mailing by first class mail, or (iii) if Executive’s employment is terminated by reason of Executive’s death, the Date of Termination shall be the date of death of Executive.

      4. OBLIGATIONS OF NEW FRONTIER UPON EARLY TERMINATION.

            A. WITHOUT CAUSE. If during the Employment Period, New Frontier shall terminate Executive’s employment without cause, then New Frontier shall provide to Executive the following:

                    (i) New Frontier shall pay to Executive, within thirty days after the Date of Termination, any accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Executive under Section 2(B), to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”).

                    (ii) New Frontier shall continue to pay to Executive, in regular bi-weekly installments, Executive’s Base Salary under the Agreement for the duration of the Employment Period and New Frontier shall pay Executive any applicable bonus payments under Section 2(B)(vii). If Executive commences employment with another employer, or if Executive engages in other work for compensation, then New Frontier’s obligation to pay bi-weekly installments shall be reduced or eliminated to the extent Executive receives compensation from the other employer or work.

                    (iii) New Frontier shall continue to provide benefits to Executive at least equal to those which would have been provided to him in accordance with the plans, programs, practices and policies which are generally applicable to other peer executives, for the duration of the Employment Period. If Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by New Frontier as described herein shall terminate.

            B. DEATH. If Executive’s employment is terminated by reason of the death of Executive during the Employment Period, this Agreement shall terminate without further obligation by New Frontier to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty days after the Date of Termination).

            C. CAUSE. If Executive’s employment shall be terminated for Cause, this Agreement shall terminate without any further obligations to Executive whatsoever, other than any obligations which may be required by law. To the extent New Frontier is required by law to make payment to Executive based on an accrued obligation, such payment shall be made within thirty days after the Date of Termination.

            D. RESIGNATION. If Executive resigns his employment with New Frontier, this Agreement shall terminate without any further obligations to Executive whatsoever, other than any obligations which may be required by law. To the extent New Frontier is required by law to make payment to Executive based on an accrued obligation, such payment shall be made within thirty days after the Date of Termination.

            E. DISABILITY. If Executive’s employment shall be terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligation to Executive, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty days after the Date of Termination.

      5. CHANGE IN CONTROL.

      In the event of a “Change in Control” (as defined in this Section 5) of New Frontier during the Employment Period, the Executive may terminate his employment with New Frontier by giving 30 days’ notice thereof within six months after the occurrence of such Change in Control. A “Change in Control” of New Frontier shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

            A. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes the “beneficial owner” (as defined in Rule 13-d under the Act), directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power represented by New Frontier’s then outstanding voting securities;

            B. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of New Frontier as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of New Frontier); or

             C. New Frontier merges or consolidates with any other corporation after which a majority of the shares of the resulting entity are not held by the shareholders of New Frontier prior to the merger, or New Frontier adopts, and the stockholders approve, if necessary, a plan of complete liquidation of New Frontier, or New Frontier sells or disposes of substantially all of its assets.

      6. CONFIDENTIAL INFORMATION.

            A. CONFIDENTIAL INFORMATION. As used in this Agreement, “Confidential Information” includes, without limitation, design information, manufacturing information, business, financial, and technical information, sales and processing information, product information, customer lists, vendors, vendor lists, pricing information, corporation and, corporation and personal business opportunities, software, computer disks or files, or any other electronic information of any kind, Rolodex cards or other lists of names, addresses or telephone numbers, financial information, projects, potential projects, current projects, projects in development and future projects, forecasts, plans, contracts, releases, and other documents, materials, writings or information, including those which are prepared, developed or created by Executive, or which come into the possession of Executive by any means or manner, and which relate directly or indirectly to New Frontier or any of its owners, predecessors, successors, subsidiaries, affiliates, and its shareholder, directors and officers (all of the above collectively referred to as “Confidential Information”). Confidential Information includes information developed by Executive in the course of Executive’s services for New Frontier, as well as other Confidential Information to which Executive may have access in connection with Executive’s services. Confidential Information also includes the confidential information of other individuals or entities with which New Frontier has a business relationship. Confidential Information shall not include any information (a) which is in the public domain or which enters the public domain through no act of omission of Executive or (b) which was in the possession of Executive prior to the commencement of his employment with New Frontier. For purposes of this Section 6, the term “New Frontier” shall include all of its predecessors, subsidiaries and affiliates.

             B. DUTY OF CONFIDENTIALITY. Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with or related to Executive to disclose or use), either during or after the term of this Agreement, any Confidential Information belonging to New Frontier, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of New Frontier. Upon termination of this Agreement, or at the request of New Frontier prior to its termination, Executive shall deliver forthwith to New Frontier all original Confidential Information (and all copies thereof) in Executive’s possession or control belonging to New Frontier and all tangible items embodying or containing Confidential Information.

            C. DOCUMENTS, RECORDS, ETC. All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by New Frontier or are produced by Executive in connection with Executive’s services will be and remain the sole property of New Frontier. Executive will return to New Frontier forthwith all such materials and property upon the termination of this Agreement or sooner if requested by New Frontier.

            D. ASSIGNMENT OF RIGHTS. Executive shall make full and prompt disclosure to New Frontier of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, “Inventions”) made by Executive as a result or product of his employment relationship with New Frontier. Executive hereby assigns to New Frontier without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof. Executive shall, at the request of New Frontier, without additional compensation from time to time execute, acknowledge and deliver to New Frontier such instruments and documents as New Frontier may require to perfect, transfer and vest in New Frontier the entire right, title and interest in and to such inventions. In the event that Executive does not timely perform such obligations, Executive hereby makes New Frontier and its officers his attorney in fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive’s behalf. Executive shall cooperate with New Frontier upon New Frontier’s request and at New Frontier’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

            E. INJUNCTIVE RELIEF. Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in this Section 6 may cause irreparable damage to New Frontier, and accordingly, Executive agrees that New Frontier shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that New Frontier may have. Terms and agreements set forth in this Section 6 shall survive the expiration or termination of this Agreement for any reason. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by New Frontier of the covenants contained in this Agreement.

       7. NON-COMPETE; NON-SOLICITATION

            A. NON-COMPETE. Except as is set forth below, for a period commencing on the Effective Date hereof and ending on the date that Executive ceases to be employed by New Frontier, (the “Non-Competition Period”), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is then a provider of adult pay-per-view television services in the US., or is otherwise a substantial competitor of New Frontier’s business at the date that Executive ceases to be employed by New Frontier (collectively, a “Competitor”); provided, however, that the restrictions set forth above shall immediately terminate and shall be of no further force or effect (i) in the event of a default by New Frontier of the performance of any of the obligations hereunder, which default is not cured within ten (10) days after notice thereof, (ii) if Executive’s employment has been terminated by New Frontier without Cause, or (iii) Executive ceases to be employed after a Change In Control. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a publicly-traded enterprise which is a competitor of a substantial portion of New Frontier’s business, so long as he has no active participation in the business of such enterprise. For purposes of this Section 7, the term “New Frontier” shall include its affiliates and subsidiaries.

             B. NON-SOLICITATION. During the Non-Competition Period and for one year thereafter, Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at New Frontier to cease working at New Frontier, or in any way interfere with the relationship between New Frontier and anyone working at New Frontier except in the proper exercise of Executive’s authority or (ii) in any way interfere with the relationship between New Frontier and any customer, supplier, licensee or other business relation of New Frontier.

            C. SCOPE. If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

             D. INDEPENDENT AGREEMENT. The covenants made in this Section 7 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of Executive against New Frontier, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

      8. ARBITRATION.

       No dispute between New Frontier (or any of its officers, directors, employees, subsidiaries, affiliates or parent corporation) and Executive, which is in any way related to the employment of Executive (including but not limited to claims of wrongful termination; racial, sexual or other discrimination or harassment; defamation; and other employment-related claims or allegations) shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or any other individual or organization on which the parties agree or which a court may appoint. It is understood that both sides are hereby waiving the right to a jury trial.

       The arbitration shall be initiated in Boulder, Colorado and shall be administered by AAA under its commercial arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within six months of the act or omission which gives rise to the claim. Each party shall be entitled to take any discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

      The Arbitrator shall render an award which conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the state of Colorado. The cost of arbitration shall be advanced equally by the parties; however, the Arbitrator shall have the power, in his discretion, to award some or all of the costs of arbitration and reasonable attorneys’ fees to the prevailing party. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

      9. NO CONFLICTING OBLIGATIONS OF EXECUTIVE.

      Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person or entity, and that he has no rights or obligations which may conflict with the interests of New Frontier or with the performance of Executive’s duties and obligations under this Agreement. Executive agrees to notify New Frontier immediately if any such conflicts occur in the future.

      Notwithstanding the above, either New Frontier or Executive may file with an appropriate state of federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration.

      10. SUCCESSORS.

            A. This Agreement is personal to Executive and shall not be assignable by Executive.

      B. This Agreement shall inure to the benefit of New Frontier and its successors and assigns. Upon written approval by Executive, New Frontier may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company.

       11. MISCELLANEOUS

             A. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

            B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by email, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith.

            C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            D. New Frontier may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            E. The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

             IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, New Frontier has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

NEW FRONTIER MEDIA, INC. A Colorado Corporation	EXECUTIVE
By /s/ Michael Weiner, CEO Michael Weiner, CEO	By /s/ Ira Bahr Ira Bahr

Date: 1-20-06	Date: 1-20-06

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